Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

May 3, 2013

Triangle Petroleum Corporation

1200 17th Street, Suite 2600

Denver, Colorado 80202

Re:                             Triangle Petroleum Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Triangle Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of 1,900,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2011 Omnibus Incentive Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following:

(i)                                     the Registration Statement in the form filed with the Commission on the date hereof;

(ii)                                  the Plan;

(iii)                               an executed copy of a certificate of Ryan McGee, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(iv)                              a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of May 1, 2013, and certified pursuant to the Secretary’s Certificate;

(v)                                 a copy of the Bylaws of the Company, as in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(vi)                              copies of certain resolutions of the Board of Directors of the Company adopted on September 11, 2012, relating to the approval of the Plan, the filing of the Registration Statement and certain related matters, certified pursuant to the Secretary’s Certificate;

(vii)                           the Final Report of the Inspection of Election for the Company’s 2012 Annual Meeting of Shareholders, reflecting the approval of the amendment to the Plan (Proposal No. 7) by a majority of the votes cast in person or by proxy at such meeting; and

(viii)                        a specimen certificate representing the Common Stock.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have assumed that (i) if issued in the physical form, the certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, (ii) the issuance of the Shares has been properly recorded in the books and records of the Company and (iii) each award agreement under which options or other equity awards are granted or awards of Shares are made pursuant to the Plan (collectively, the “Award Agreements”) is consistent with the Plan and has been duly authorized, validly executed and delivered by the parties thereto.

We do not express any opinion with respect to the law of any jurisdiction other than the corporate laws of the State of Delaware.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company and, when such Shares have been issued in accordance with the terms and conditions of the Plan and the applicable Award Agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP